Exhibit 12.1

August 27, 2020

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:       Form 1-A Regulation A Offering Statement

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel for and legal counsel to Live Ventures Incorporated, a Nevada corporation (the “Company”), and an attorney licensed to practice law in the States of California and Maryland, and, solely in an in-house capacity, in the State of Nevada. As such, I have acted as its counsel in connection with the Form 1-A Regulation A Offering Statement, including the offering circular contained therein (collectively, the “Form 1-A” filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale by the Company of up to 50,000 unsecured bonds of the Company (collectively, the “Bonds”).

The Bonds may be issued and sold from time to time as described in the Form 1-A. The Bonds will be issued under a Subscription Agreement (the “Subscription Agreement”), between the Company and the purchaser of the Bond as shall be named therein.

I have participating in drafting and examined the Form 1-A. I also have examined the originals, or duplicates, or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In rendering the opinion set forth below, I have also assumed that, at the time of execution, authentication or countersignature, issuance and delivery of any Bonds, (i) the Company has duly authorized, executed, and delivered a Subscription Agreement and (ii) the execution, issuance, delivery, and performance by the Company of the Bonds and any applicable Subscription Agreement do not constitute a breach or violation of any agreement or instrument that is binding upon the Company or its charter or bylaws. I have assumed further that, at the time of execution, authentication, or countersignature, issuance and delivery of any Bonds, the Subscription Agreement will be the valid and legally binding obligation of all parties thereto other than the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that assuming the due execution, authentication, issuance and delivery of the Bonds, upon payment of the consideration therefor provided for in the Subscription Agreement, such Bonds will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

My opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I do not express any opinion herein concerning any law other than the law set forth in Nevada Revised Statutes Chapter 78 – Private Corporations.

I hereby consent to the filing of this opinion letter as an exhibit to the Form 1-A.

Very truly yours,

/s/ Michael J. Stein

Michael J. Stein, Esq. Senior Vice President and General Counsel